SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                        Microchip Technology Incorporated
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 20, 1997

Mr/Mrs.  __________
XYZ Investment Co.

Dear ________:

We are sending the enclosed proxy materials to your personal attention due to the importance of one of the issues requiring stockholder approval. This concerns Proposal No. 3 in which Microchip is requesting approval for an increase to the Company's employee stock option program of two million shares, or 3.5% of the outstanding capital stock of the Company.

As you are probably aware, Microchip has experienced extraordinary financial success since its initial public offering in March 1993, with a 1,600% increase in effective share price and market value over the subsequent four years. A key element of Microchip's growth and profitability strategy has been to grant employee stock options to the majority of its worldwide employees. Such stock options are initially characterized by vesting periods of four years, and additional options granted each year generally vest in the fifth year. This creates a long-term alignment of the interests of our employees to the interests of our stockholders. Our widespread use of stock options has allowed Microchip to maintain both its salary expenses and employee turnover substantially lower than most of our global competitors.

The issue of employee retention is particularly keen at the present time. There is a growing shortage of skilled labor in the semiconductor industry. This is particularly true in the Phoenix metropolitan area, where Microchip's two wafer fabrication facilities are located, and in Taiwan, where a majority of the Company's testing resources are situated. The Phoenix high-technology labor market has been impacted by recent start-ups of large fabrication facilities by Intel, Motorola, SGS-Thomson and Sumitomo Sitix, as well as sophisticated recruiting efforts from competing fabs located throughout the western U.S. in California, Washington, Idaho, Utah and Texas. And, the Taiwan skilled labor market has been impacted primarily by the continued growth of numerous local semiconductor foundry operations and semiconductor assembly and test firms.

In this environment, the use of our stock option program to recruit and retain skilled employees becomes even more critical. We and our Board believe that, in order to maintain our historical competitiveness in this market environment, it is vital that Microchip continues to use its long-term stock option program to retain and motivate our critical employee resources. Since Microchip did not request an increase last year in the number of shares eligible for grant under its employee stock option program, it is especially urgent that our stockholders do so this year. We ask you to ensure that your firm votes "YES" to approve the stock option increase proposed in this year's proxy.

Your firm will also receive these materials from the normal proxy mailing service. However, for your convenience, we have also enclosed a duplicate proxy card.

If you or your proxy personnel have any questions on this matter, please feel free to contact either of us directly.

Sincerely,

Steve Sanghi                                           Philip Chapman
President & Chief Executive Officer                    Chief Financial Officer
602-786-7380                                           602-786-7379